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Exhibit 10.1

EXECUTION COPY

PLAN OF MERGER

by and among

WHITNEY INFORMATION NETWORK, INC.,

WINQV HOLDINGS, INC.,

THE PERSONS SET FORTH ON SCHEDULE A HERETO,

and

SPEAKTEK, INC.

Dated as of October 16, 2003

i

6.1 Conduct of Business	14
6.2 Access to Information; Whitney's Investigation	15
6.3 Confidentiality	15
6.4 Efforts to Consummate Transaction	16
6.5 No Solicitation	16
6.6 Noncompete	16
6.7 Name of the Company	17
6.8 Cooperation and Information Sharing	17
6.9 Employees	17
6.10 Post-Closing Conduct of the Business	17
ARTICLE VII CLOSING CONDITIONS	18
7.1 Obligation of Whitney and Merger Sub to Close	18
7.2 Obligation of Sellers to Close	19
ARTICLE VIII INDEMNIFICATION	19
8.1 Indemnification	19
8.2 Limitations of Indemnity	20
8.3 Indemnification Procedures—Third Party Claims	20
8.4 Indemnification Procedures—Other Claims, Indemnification Generally	22
8.5 Exclusive Remedy	22
8.6 Offset	22
ARTICLE IX MISCELLANEOUS	22
9.1 Termination	22
9.2 Publicity	22
9.3 Entire Agreement	23
9.4 Notices	23
9.5 Waivers and Amendments	24
9.6 Counterparts	24
9.7 Choice of Law	24
9.8 Assignment	24
9.9 Sellers' Representative	24
9.10 Negotiated Agreement	25
9.11 Business Days	25
9.12 Further Assurances	25
9.13 Expenses	25

ii

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Confidentiality, Non-Compete and Non-Solicitation Agreement

SCHEDULES

Schedule A	Sellers
Schedule 4.3	Violations
Schedule 4.4	Historical Financials
Schedule 4.5	Interim Changes
Schedule 4.7	Real Property
Schedule 4.8	Company Assets
Schedule 4.9	Contracts
Schedule 4.10	Environmental and Safety Matters
Schedule 4.11	Litigation
Schedule 4.12	Employees
Schedule 4.13	Labor Relations
Schedule 4.16	Intellectual Property
Schedule 4.17	Motor Vehicles
Schedule 4.18	Employee Benefit Plans
Schedule 4.20	Taxes
Schedule 4.21	Affiliate Interests
Schedule 5.2	Violations

iii

PLAN OF MERGER

        PLAN OF MERGER ("Agreement") dated as of October 16, 2003, by and among Whitney Information Network, Inc., a Colorado corporation ("Whitney"), WINQV Holdings, Inc., a Florida corporation ("Merger Sub"), each of the persons set forth on Schedule A hereto (collectively, "Sellers"), and SpeakTek, Inc., a Nevada corporation (the "Company").

R E C I T A L S:

        WHEREAS, the Company owns the copyright interest in the written materials used by an Affiliate of the Company to conduct the business of presenting options trading seminars under the service mark "Quantum Vision" (the "Business");

        WHEREAS, the Board of Directors of Whitney, and the respective Boards of Directors and shareholders of Merger Sub and the Company, have approved and adopted the merger of the Company with and into Merger Sub as set forth below (the "Merger") upon the terms and subject to the conditions provided for in this Agreement;

        WHEREAS, Whitney has caused the formation of Merger Sub for the purpose of accomplishing a tax-free triangular merger with the Company;

        WHEREAS, Whitney owns all of the issued and outstanding capital stock of Merger Sub;

        WHEREAS, at the Effective Time, Whitney desires to acquire, for the Merger Consideration and on the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding capital stock of the Company by means of the Merger; and

        WHEREAS, the parties desire the transaction to be structured in a manner that will qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I Definitions

        1.1    Definitions.    For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

        "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% stockholder or member of such Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agreement" means this Agreement and includes all of the schedules and exhibits annexed hereto.

        "Articles of Merger" has the meaning set forth in Section 2.3.

        "Basket" has the meaning set forth in Section 8.2.

        "Bill of Sale" has the meaning set forth in Section 7.1(k).

        "Business" has the meaning set forth in the recitals to this Agreement, and for purposes of the Contingent Payments, shall mean the Surviving Corporation's (or its successors) conduct and operation of the Business after the Closing.

        "Cap" has the meaning set forth in Section 8.2.

        "Closing" means the closing of the Merger contemplated by this Agreement.

        "Closing Date" subject to the satisfaction of the conditions set forth herein, means the earlier of (i) October 16, 2003, or (ii) such other date as is mutually acceptable to Whitney and Representative following satisfaction or waiver of the conditions contained in Article VIII.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Common Stock" has the meaning set forth in Section 3.1(a).

        "Competing Transaction" means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Whitney or its Affiliates.

        "Constituent Corporations" has the meaning set forth in Section 2.2.

        "Contingent Payments" has the meaning set forth in Section 3.3.

        "Contract" means any contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

        "Effective Time" has the meaning set forth in Section 2.3.

        "Employee Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA) to which the Company is a party or is bound, with respect to which payments or contributions are required to be made by the Company, or in respect of which the Company may otherwise have any liability.

        "Encumbrance" means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

        "Environmental Laws" means all federal, state and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including without limitation all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "First Contingent Payment Period" has the meaning set forth in Section 3.3(a).

        "GAAP" means generally accepted accounting principles in effect in the United States consistently applied.

        "Gross Revenue" means, with respect to the Business, total cash received, including all cash received from the conduct of seminars and the sale of products, provided that such cash shall be reduced by returns and refunds.

        "Historical Financials" means the unaudited balance sheets and statements of income of the Company as of and for the fiscal year ended December 31, 2002 (including the footnotes thereto) and the unaudited balance sheet and statements of income and cash flows for the fiscal period ended August 30, 2003, attached hereto as Schedule 4.4.

        "Hold Back Amount" has the meaning set forth in Section 3.2(b).

        "Indemnification Acknowledgement" has the meaning set forth in Section 8.3(a)(ii).

        "Indemnitee" has the meaning set forth in Section 8.3(a).

        "Indemnitor" has the meaning set forth in Section 8.3(a).

        "Knowledge" means, when used in connection with the representations and warranties and covenants herein, the actual knowledge, after reasonable inquiry of the relevant facts and circumstances, of Sellers, the Company's officers or Whitney's officers, as the case may be. "The Company's Knowledge" means the knowledge of the Company and Sellers.

        "Latest Balance Sheet" means the unaudited balance sheet of the Company as of August 30, 2003 included in the Historical Financials.

        "Licenses and Permits" has the meaning set forth in Section 4.6.

        "Losses" means any and all out of pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnitee.

        "Material Adverse Effect" means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of the Company, taken as a whole, or (ii) the Company's, Sellers' or Whitney's (as applicable) ability to consummate the transactions contemplated hereby.

        "Material Contract" means a Contract that is material to the Business.

        "Merger" has the meaning set forth in the recitals to this Agreement.

        "Merger Consideration" has the meaning set forth in Section 3.2.

        "Noncompete Period" has the meaning set forth in Section 6.6(a).

        "Notice of Claim" has the meaning set forth in Section 8.3(a)(i).

        "Person" means any individual, partnership, limited liability company, limited liability partnership corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

        "Proprietary Rights" means all patents, trademarks, service marks, copyrights, trade names and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

        "Quantum" means Quantum Vision, Inc., a Nevada corporation.

        "QV Assets" has the meaning set forth in Section 7.1(k).

        "Representative" means Rance Masheck.

        "Second Contingent Payment Period" has the meaning set forth in Section 3.3(b).

        "Sold Stock" has the meaning set forth in Section 8.2.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term "Tax Liability"

shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" means a claim or demand made by any Person who is not a party hereto against an Indemnitee.

        "WARN" has the meaning set forth in Section 4.12.

        "Whitney Common Stock" has the meaning set forth in Section 3.2(b).

        "Whitney's SEC Reports" has the meaning set forth in Section 5.5.

Article II Merger

        2.1   The Merger. At the Effective Time, in accordance with this Agreement and Florida Law, the Company shall be merged with and into Merger Sub, the separate existence of the Company (except as such existence may be continued by operation of law) shall cease, and Merger Sub shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Merger Sub, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation".

        2.2   Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and the Company (collectively, the "Constituent Corporations"), all property, real, personal and mixed, and all accounts payable and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, in each case in accordance with Florida Law.

        2.3   Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VII, and in no event later than five business days after such satisfaction or waiver, the parties hereto will cause articles of merger ("Articles of Merger") relating to the Merger to be delivered to the Department of State of the State of Florida and the Secretary of State of the State of Nevada in accordance with Florida law and Nevada law, respectively. The Merger shall be effective at such time as such Articles of Merger (and any required additional documents) are duly filed with (i) the Department of State of the State of Florida and (ii) the Secretary of State of the State of Nevada, respectively, which filings shall be made reasonably simultaneously. The date and time when the Merger shall become effective is referred to as the "Effective Time".

        2.4   Certificate of Incorporation and Bylaws; Directors and Officers. The Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under Florida Law. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Merger Sub) of the Surviving Corporation immediately after the Effective Time.

Article III Conversion of Shares; Merger Consideration

        3.1    Conversion of the Company Common Stock.

          (a)   As of the Effective Time, by virtue of the Merger, each issued and outstanding share of the Company's common stock ("Company Common Stock") (other than shares to be cancelled pursuant to Section 3.1(b) hereof) shall be converted into and exchanged solely for the right to receive the Merger Consideration on the terms and conditions provided herein and at the times described in Section 3.2 and Section 3.3.

          (b)   Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Time, if any, shall, by virtue of the Merger, automatically be cancelled and retired at the Effective Time and cease to exist and no consideration shall be issued in exchange therefor.

        3.2    Merger Consideration.    The aggregate consideration payable to Sellers (in proportion to the number of shares they hold in the Company at the Closing as set forth on Schedule A hereto) in consideration for the agreements contained herein, including the covenants contained in Section 6.6, is as follows (the "Merger Consideration"):

          (a)   $400,000 in the aggregate payable at the Closing in cash by wire transfer of immediately available funds to Sellers;

          (b)   $1,000,000 in the aggregate payable at the Closing in newly-issued, restricted common stock of Whitney ("Whitney Common Stock") based upon a price of $5.00 per share ("Closing Stock Price"); provided, however, that $250,000 of such Whitney Common Stock (the "Hold Back Amount") shall be retained by Whitney in the name of Sellers for a period of six months from the Closing Date to satisfy the first $250,000 of indemnification obligations of Sellers payable pursuant to Section 8.1(a); and

          (c)   The Contingent Payments, if applicable, at the times described in Section 3.3.

        3.3    Contingent Payments.    Whitney shall make the following aggregate payments to Sellers (in proportion to the number of shares they hold in the Company at the Closing as set forth on Schedule A hereto) following the Closing and such payments, if any, shall constitute a portion of the Merger Consideration ("Contingent Payments"):

          (a)   In the event the Business (as conducted by the Surviving Corporation and its successors following the Closing) generates Gross Revenue of at least $2,000,000 during the six month period beginning on January 1, 2004 (the "First Contingent Payment Period"), Whitney shall pay to Sellers an aggregate amount of $500,000 in Whitney Common Stock based upon the lesser of (i) the average last sale price of Whitney Common Stock for the 10 day trading period ending on the last day of the First Contingent Payment Period and (ii) 150% of the Closing Stock Price; and

          (b)   In the event the Business (as conducted by the Surviving Corporation and its successors following the Closing) generates Gross Revenue of at least $7,500,000 during the 12 month period beginning on January 1, 2004 (the "Second Contingent Payment Period"), (A) Whitney shall pay to Sellers an aggregate amount of $500,000 in Whitney Common Stock based upon the lesser of (i) the average last sale price of Whitney Common Stock for the 10 day trading period ending on the last day of the Second Contingent Payment Period and (ii) 150% of the Closing Stock Price and (B) if the Business did not generate Gross Revenue of at least $2,000,000 during the First Contingent Payment Period, Whitney shall pay to Sellers a second aggregate amount of $500,000 in Whitney Common Stock based upon the lesser of (1) the average last sale price of Whitney Common Stock for the 10 day trading period ending on the last day of the Second Contingent Payment Period and (2) 150% of the Closing Stock Price.

        3.4    Contingent Payment Terms.    In the event Whitney is required to make any Contingent Payment to Sellers, the following terms shall apply:

          (a)   In lieu of transferring any number of the shares of Whitney Common Stock required to be transferred to Sellers, Whitney, in its sole discretion, may pay cash to Sellers in an aggregate amount equal to the value of such shares based on the average last sale price of Whitney Common Stock for the 10 day trading period ending on the last day of the First Contingent Payment Period or the Second Contingent Payment Period, as applicable.

          (b)   The Contingent Payment, if any, shall be paid by Whitney within 30 days of the First Contingent Payment Period or the Second Contingent Payment Period, as applicable.

        3.5    QV Assets.    At the Closing, Whitney shall purchase the QV Assets from Quantum for $100,000 in cash by wire transfer of immediately available funds as set forth in Sections 7.1(k) and 7.2(e).

        3.6    Reorganization.    The parties hereby adopt this Agreement as a "plan of reorganization" and shall consummate the Merger in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. None of the parties shall take a reporting position inconsistent with the treatment of the Merger as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, except as required by law.

Article IV Representations and Warranties of the Company and Sellers

        As a material inducement to Whitney and Merger Sub to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Sellers, jointly and severally, hereby represent and warrant to Whitney and Merger Sub that the statements made in this Article IV are true and correct, except as set forth in the Disclosure Schedules delivered to Whitney. All exceptions to the following representations and warranties shall be set forth in the Disclosure Schedules, numbered to correspond to the Sections of this Article IV to which they relate.

        4.1    Organization, Qualification and Authority.    The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its business or the ownership of its properties make such qualification necessary. The Company has the requisite corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on its respective business as it is now being conducted. The Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person. The Company and Sellers have the requisite or individual right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by the Company and Sellers, have been duly authorized by all necessary action on the part of the Company and Sellers, respectively. No other action, consent or approval on the part of the Company or Sellers or any other Person or entity, is necessary to authorize the Company's and Sellers' due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by the Company and Sellers, upon due execution and delivery thereof, shall constitute the valid and binding obligations of the Company and Sellers, respectively, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

        4.2    Capitalization.    Sellers own all of the Company Common Stock as set forth on Schedule A hereto free and clear of all Encumbrances. The Company Common Stock has been validly issued, fully paid and nonassessable. Except for the Company Common Stock, there are no shares of common stock of the Company or any securities convertible into shares of common stock of the Company outstanding, and the Company has no commitment to issue or sell any such securities.

        4.3    No Violations.    The execution and delivery of this Agreement and the performance by the Company and Sellers of their respective obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, or similar organizational documents of the Company, and (ii) except as set forth on Schedule 4.3 hereto, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Material Contract, judgment or decree to which the Company is subject or by which any of its assets are bound, other than any actions that may be necessary to comply with applicable state securities or "blue sky" laws in connection with the issuance of Whitney Common Stock to Sellers hereunder.

        4.4    Financial Statements.    The Historical Financials fairly present the financial position of the Company as of the dates specified and the results of operations in all material respects of the Company for the periods covered thereby, and the Company has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) other than those that are either (i) reflected or appropriately reserved against on the Latest Balance Sheet, (ii) not required by GAAP to be reflected or reserved against on the Latest Balance Sheet, (iii) incurred in the ordinary course of the Business subsequent to the date of the Latest Balance Sheet or (iv) set forth on the disclosure schedules hereto.

        4.5    Interim Changes.    Except as set forth on Schedule 4.5, since the date of the Latest Balance Sheet, there has been no:

          (a)   change in the condition, financial or otherwise, of the Company, which has, or could reasonably be expected to have a Material Adverse Effect;

          (b)   loss, damage or destruction of or to any of the material assets of the Company, whether or not covered by insurance;

          (c)   sale, lease, transfer or other disposition by the Company of, or mortgages or pledges of or the imposition of any Encumbrance on, any portion of the Company's assets;

          (d)   increase in the compensation payable by the Company to employees, directors, managers, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, managers, or independent contractors of the Company, other than increases in salaries of employees of the Business in the ordinary course of the Business consistent with past practice;

          (e)   adjustment or write off of accounts receivables outside of the ordinary course of the Business or any change in the collection, payment or credit experience or practices of the Company;

          (f)    change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;

          (g)   issuance or sale by the Company, or any Contract entered into by the Company for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of the Company;

          (h)   payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure;

          (i)    merger, consolidation or similar transaction involving the Company;

          (j)    strike, work stoppage or other labor dispute adversely affecting the Business;

          (k)   termination, waiver or cancellation of any material rights or claims of the Company, under any Contract or otherwise;

          (l)    any incurrence of indebtedness for borrowed money other than in the ordinary course of the Business consistent with past practice;

          (m)  any new Contract (or amendment to any existing Contract) obligating the Company to purchase goods or services for a period of 90 days or more, any amendment or termination of any Material Contract or license relating to the Business or any waiver of material claims or rights of the Company against third parties other than in the ordinary course of the Business consistent with past practice;

          (n)   any agreement, arrangement or transaction between the Company and any Affiliate of the Company;

          (o)   any other transaction not in the ordinary course of the Business and consistent with past practice of the Business that, individually or in the aggregate, could have a Material Adverse Effect; or

          (p)   any binding commitment with respect to any of the foregoing.

        4.6    Licenses and Permits.

          (a)   The Company has all material local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals material to the Business (collectively, the "Licenses and Permits") necessary to occupy, operate and conduct its business as now conducted, and there does not exist any waivers or exemptions relating thereto. To the Company's Knowledge, there is no material default on the part of the Company or any other party under any of the Licenses and Permits. To the Company's Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No notices have been received by the Company with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

          (b)   To the Company's Knowledge, each employee of the Company has all Licenses and Permits required for each such employee to perform such employees' designated functions and duties for the Company in connection with conducting its business. To the Company's Knowledge, there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

        4.7    Real Property.

          (a)   Schedule 4.7 sets forth a complete and correct list of all real properties or premises that are leased or utilized in whole or in part by the Company. The properties listed on Schedule 4.7 constitute all the real properties utilized in connection with the Business. As to each leased property, Schedule 4.7 sets forth the (i) lease term, (ii) annual rent and (iii) renewal option, if any. Complete and correct copies of all leases and guarantees of leases have been made available to Whitney. The Company does not own any real property in fee.

          (b)   Each lease of premises utilized by the Company in connection with the Business is legal, valid and binding in all material respects, as between the Company or an Affiliate of the Company and the other party or parties thereto, and the Company or an Affiliate of the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company or its Affiliates and, to the Company's Knowledge, free of any material default or breach on the part of the lessors thereunder, and has use and occupancy of the premises provided for in the leases therefor.

        4.8    Company Assets.    All assets owned by the Company and Sellers and used in connection with the Business are listed and described in Schedule 4.8. Except as set forth on Schedule 4.8, the Company has good and marketable title to its assets, free and clear of all Encumbrances. The Company's assets and the QV Assets are sufficient to conduct the Business as presently conducted. No assets utilized by the Company are owned by or in the possession of any Seller. The Company's machinery, equipment and other tangible assets have been maintained in good working condition (normal wear and tear excepted) and, together with the QV Assets, are sufficient for the conduct of the Business. The accounts receivable of the Company represent bona fide obligations arising in the ordinary course of the Business. The assets reflected on the Latest Balance Sheet and the QV Assets constitute all of the assets, properties and other rights used in the conduct of the Business. Except as set forth on Schedule 4.8 (in which case Sellers shall transfer all right, title and interest to such assets to the Company prior to the Closing), none of the Sellers own any assets used in the Business.

        4.9    Contracts.

          (a)   Schedule 4.9 sets forth a complete and correct list of all Contracts relating to the Business to which the Company is a party or to which its assets are subject (excluding customary purchase orders in the ordinary course of business):

              (i)  involve payment of more than $5,000 on behalf of the Company, other than payments for customary services or trade payables in the ordinary course of the Business;

             (ii)  are other than purchases of supplies, raw material or otherwise in the ordinary course of the Business, which will require the Company (or the Surviving Corporation) to purchase or provide goods or services involving more than $100,000 after the Closing Date;

            (iii)  are a franchise, distributor or similar agreement;

            (iv)  evidence or provide for any indebtedness for borrowed money for which the Company will be liable following the Closing or any Encumbrance on any of its assets;

             (v)  guarantee the performance, liabilities or obligations of any other entity, which restrict in any material respect the ability of the Company to conduct any business activities, which involve any related party, including the Company or any Affiliate of the Company;

            (vi)  provide for noncompetition agreements;

           (vii)  relate to the hiring or leasing of employees, which are not in the ordinary course of the Business;

          (viii)  are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement; or

            (ix)  are otherwise material to the Business.

          (b)   The Company is not in material breach of any Contract set forth on Schedule 4.9, nor to the Company's Knowledge is any third party in material breach of any such Contract. True and complete copies of all agreements or forms of such agreements set forth on Schedule 4.9 have previously been delivered to Whitney.

        4.10    Environmental and Safety Matters.

          (a)   Except as set forth on Schedule 4.10:

              (i)  To the Company's Knowledge, the Company is and has been in material compliance at all times with all applicable Environmental Laws and has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the past or present operations or properties of the Business;

             (ii)  The Company has obtained, and is and has been in material compliance at all times with all terms and conditions of, all Licenses and Permits pursuant to Environmental Laws for the occupation of its premises and the conduct of its operations;

            (iii)  The Company has filed, and is and has been in material compliance at all times with, all disclosures, reporting, and notifications required pursuant to Environmental Laws for the occupation of its premises and the conduct of its Business;

            (iv)  To the Company's Knowledge, the Company has not received notice that any of the following exists at the Company's properties (other than de minimis amounts of cleaning supplies) in violation of applicable Environmental Laws: hazardous or toxic materials, substances, pollutants, contaminants or waste; polychlorinated biphenyl containing materials or equipment;

             (v)  The transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any government agencies or third parties that has the right to enforce Environmental Laws;

            (vi)  The Company has not received any notice that there are facts, events or conditions relating to the past or present properties or operations of the Business which will (x) prevent, hinder or limit continued compliance with applicable Environmental Laws, (y) give rise to any corrective, investigatory or remedial obligations on the part of the Surviving Corporation or Whitney pursuant to applicable Environmental Laws, or (z) give rise to any liabilities on the part of the Surviving Corporation or Whitney (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to applicable Environmental Laws, including without limitation those liabilities relating to onsite or offsite hazardous substance releases, personal injury, property damage or natural resources damage; and

           (vii)  The Company has not assumed or, to the Company's Knowledge, succeeded (by operation of law or otherwise), to any liabilities or obligations of any third party under Environmental Laws for which the Surviving Corporation or Whitney will have any liability following the Closing Date.

          (b)   The Company has delivered to Whitney true and correct copies of all environmental studies conducted by the Company.

        4.11    Litigation.    The Company has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health) since January 1, 1999. Except as set forth on Schedule 4.11 (for which none of Whitney, Merger Sub or the Surviving Corporation assumes any responsibility, obligation or liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the Company's Knowledge, threatened involving the Company, any of the Company's assets or the Business, and, to the Company's Knowledge, no reasonable basis exists for the bringing of any such claim.

        4.12    Employees.    Schedule 4.12 hereto sets forth: (i) a complete list of all of the Company's employees and rates of pay, (ii) true and correct copies of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person, (iv) categorization of each such person as a full time or part time employee of the Company, and (v) whether any such person has an employment agreement. For purposes of this Section, "part time employee" means an employee who is employed for an average of fewer than 20 hours per week or who has been employed for fewer than six of the 12 months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as set forth on Schedule 4.12, the Company has no employment agreements with its employees and all such employees are employed on an at "at will" basis. Schedule 4.12 sets forth all former employees of the Company utilizing or eligible to utilize COBRA health insurance.

        4.13    Labor Relations.    The Company is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Company to compensate its employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the Company's Knowledge, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company and any present or former employee(s) of the Company. There is no pending or, to the Company's Knowledge, threatened suit, action, investigation or claim between the Company and any present or former employee(s) of the Company. Except as set forth on Schedule 4.13, there has not been any labor union organizing activity at any location of the Company, or elsewhere, with respect to the Company's employees within the last three years. To the Company's Knowledge, the Company has complied in all respects with immigration and naturalization laws in connection with the employment of its work force.

        4.14    Insurance.    The Company does not maintain any insurance coverage for its operations, personnel or assets, or for the Company's assets or the Business.

        4.15    Broker's or Finder's Fee.    Neither the Company nor any Seller has employed is liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

        4.16    Intellectual Property.    All Proprietary Rights owned by the Company and Sellers and used in connection with the Business are listed and described in Schedule 4.16. Except as set forth on Schedule 4.11 (for which none of Whitney, Merger Sub or the Surviving Corporation assumes any responsibility, liability or obligation), no proceedings have been instituted or are pending or, to the Company's Knowledge, threatened which challenge the validity of the ownership by the Company of any such Proprietary Rights. The Company has not licensed anyone to use any such Proprietary Rights and to the Company's Knowledge there has been no use or infringement of any of such Proprietary Rights by any other person.

        4.17    Motor Vehicles.    All motor vehicles used in the Business, whether owned or leased, are set forth on Schedule 4.17. All such vehicles are properly licensed and registered in accordance with applicable law.

        4.18    Employee Benefit Plans.

          (a)   Schedule 4.18 contains an accurate and complete list of all Employee Plans and all stock option, bonus or other incentive plans, vacation policies, non-competition agreements, and other material employee benefit arrangements of the Company, true and correct copies of which have been delivered to Whitney.

          (b)   Except as set forth on Schedule 4.18 and except for contributions not yet due and payable, the Company has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (x) any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or (y) any Employee Plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder).

          (c)   No Employee Plan provides any health, life or other welfare benefits to retired or former employees of the Company, other than as required by Section 4980B of the Code. No Employee Plan is a defined benefit plan (as defined in Section 3(35) of ERISA), and the Company has no actual or potential liability with respect to any defined benefit plan. With respect to each of the Employee Plans, all contributions attributable to plan years ending on or prior to the Closing Date and all employer and salary reduction employee contributions for all months ending on or prior to the Closing Date have been made or accrued.

          (d)   Each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company nor any Affiliate of the Company nor, to the Company's Knowledge, any trustee or administrator of any Employee Plan or any other Person, has engaged in any transaction with respect to any Employee Plan which could reasonably be expected to subject the Company or any trustee or administrator of such Employee Plan to any material liability, Tax or penalty (civil or otherwise) imposed by ERISA or the Code. No actions, suits, investigations or claims with respect to the Employee Plans or with respect to any fiduciary or other Person dealing with any Employee Plan are pending or to the Company's Knowledge threatened, and to the Company's Knowledge there are no facts which could reasonably be expected to give rise to any such actions, suits, investigations or claims. The Company has complied in all material respects with the requirements of Section 4980B of the Code.

          (e)   No Employee Plan has been terminated within the last three calendar years. No Employee Plan has incurred any accumulated funding deficiency, whether or not waived, and none of the assets of the Company is subject to any lien arising under 302(f) of ERISA or 412(n) of the Code.

          (f)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the Tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Employee Plan or the Tax exempt status of such related trust.

          (g)   With respect to each Employee Plan, the Company has provided Whitney with true, complete and correct copies, to the extent applicable, of (i) all documents (including summary plan descriptions and other material employee communications) pursuant to which such Employee Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the most recent financial statements, and (iv) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions) and correspondence with respect thereto.

        4.19    WARN Act.    Within the period 90 days prior to the date hereof, the Company has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

        4.20    Tax Returns; Taxes.    Except as set forth on Schedule 4.20 (for which none of Whitney, Merger Sub or the Surviving Corporation assumes any responsibility, obligation or liability), (i) the Company has filed or will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed and (ii) the Company has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority. There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the Company's Knowledge, threatened against the Company by any federal, state or local authority; and the Company has not been granted any extension of the limitation period applicable to any Tax claims.

        4.21    Affiliate Interests.    Except as disclosed in Schedule 4.21, the Company is not a party to any transaction with: (a) any employee, officer, or director of the Company, (b) any relative of any such employee, officer, or director, or (d) any Person that, directly or indirectly, is controlled by or under common control with the Company or with any such employee, officer, director, or relative, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by such person, (ii) providing for the rental of real or personal property from or to such person, (iii) providing for the guaranty of any obligation of such person, (iv) requiring any payment to such person which will continue beyond the Closing Date, or (v) establishing any right or interest of such person in any of the Company's assets.

        4.22    No Omissions or Misstatements.    None of the information included in this Agreement and schedules hereto, or other documents furnished or to be furnished by the Company or the Sellers, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any schedule hereto have been delivered or made available to Whitney and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

Article V Representations and Warranties of Whitney and Merger Sub

        As an inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Whitney and Merger Sub, jointly and severally, hereby represent and warrant to the Company and Sellers that the statements made in this Article V are true and correct, except as set forth in the Disclosure Schedules delivered to the Company. All exceptions to the following representations and warranties shall be set forth in the Disclosure Schedules, numbered to correspond to the Sections of this Article V to which they relate.

        5.1    Organization, Qualification and Authority.    Whitney is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Each of Whitney and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Each of Whitney and Merger Sub has the requisite corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Whitney and Merger Sub hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Whitney and Merger Sub have been duly authorized by all necessary corporate action on the part of Whitney and Merger Sub, respectively. No other action, consent or approval on the part of Whitney and Merger Sub, any shareholder of Whitney or Merger Sub, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Whitney and Merger Sub, upon due execution and delivery thereof, shall constitute the valid binding obligations of Whitney and Merger Sub, respectively, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

        5.2    No Violations.    The execution and delivery of this Agreement and the performance by Whitney and Merger Sub of its respective obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of organization or similar organizational documents of Whitney or Merger Sub, and (ii) except as set forth on Schedule 5.2 hereto, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock of Whitney or Merger Sub pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Contract, order, judgment or decree to which Whitney or Merger Sub is subject or by which any of its assets are bound.

        5.3    Litigation.    Neither Whitney nor Merger Sub has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would impede or interfere with Whitney's and Merger Sub's ability to enter into or consummate the transactions contemplated hereby. There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Whitney' and Merger Sub's knowledge, threatened involving Whitney or Merger Sub that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any action taken or to be taken by Whitney or Merger Sub in connection with the consummation of the transactions contemplated hereby, and no reasonable basis exists for the bringing of any such claim.

        5.4    Broker's Finder's Fee.    Neither Whitney nor Merger Sub has employed or is liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

        5.5    Whitney's SEC Reports.    Whitney has timely filed all reports with the Securities and Exchange Commission required to be filed by Whitney during the preceding 24 months ("Whitney's SEC Reports"). Each of Whitney's SEC Reports complied as to form in all material respects with the requirements of applicable law on the date thereof.

        5.6    No Omissions or Misstatements.    None of the information included in this Agreement and schedules hereto, Whitney's SEC Reports or other documents furnished or to be furnished by Whitney, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any schedule hereto have been delivered or made available to the Company and Sellers and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

Article VI Covenants of Parties

        6.1    Conduct of Business.    From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Whitney in writing, the Company shall, and Sellers shall cause the Company to:

          (a)   conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and maintain working capital at current levels subject to normal fluctuation consistent with past experience;

          (b)   maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty;

          (c)   preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;

          (d)   keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

          (e)   perform in all material respects all obligations under Contracts relating to or affecting the Business;

          (f)    maintain the books of account and records of the Business in the usual, regular and ordinary manner;

          (g)   comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business;

          (h)   not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director, manager or employee of the Business other than increases in non officer employee compensation effected in the ordinary course of the Business;

          (i)    not create or permit to exist any Encumbrance on the Company's assets;

          (j)    not enter into or modify any agreement for indebtedness or any Contract obligating the Company to purchase goods or services for a period of 90 days or more other than in the ordinary course of the Business consistent with past practice, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of inventory and obsolete assets in the ordinary course of the Business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Business;

          (k)   not take any action with respect to, or make any material change in its accounting or Tax policies or procedures;

          (l)    not make or revoke any Tax election or settle or compromise any Tax Liability, or amend any Tax Return; or

          (m)  not authorize or enter into any commitment with respect to any of the matters described in clauses (h), (i), (j), (k) or (l) above.

        6.2    Access to Information; Whitney's Investigation.    Between the date of this Agreement and the Closing Date, the Company and Sellers will (i) give Whitney and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to designated employees authorized by the Company, offices, warehouses and other facilities and property of the Business and to their books and records, (ii) permit Whitney and its authorized representatives to make such inspections thereof as Whitney may reasonably require, and (iii) furnish Whitney and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Whitney may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

        6.3    Confidentiality.    If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Whitney, Merger Sub, the Company and Sellers will maintain the confidentiality of all information and materials obtained from the other party; provided, however, that Whitney, Merger Sub, the Company and Sellers may provide information obtained from the other party to its advisors, agents and employees for the limited purposes of analyzing, negotiating, financing, pursuing and consummating the transactions contemplated by this Agreement. Upon termination of this Agreement, Whitney, Merger Sub, the Company and Sellers (and their respective representatives) will return to the other party all materials obtained from such party in connection with the transactions contemplated by this Agreement and all copies thereof.

        6.4    Efforts to Consummate Transaction.    The parties shall use their commercially reasonable best efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third party approvals and consents required to be obtained by the Company, Whitney or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.

        6.5    No Solicitation.    Unless this Agreement shall have been terminated pursuant to Section 9.1, until the earlier of the Closing Date or November 30, 2003, Sellers shall not, and shall not permit the Company to, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Company's officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Sellers and the Company shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Sellers shall, and shall cause the Company to, notify Whitney if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Whitney of the contents thereof (and, if in written form, provide Whitney with copies thereof).

        6.6    Noncompete.

          (a)   Sellers agree that during the period following the Closing Date and ending on the third anniversary of the Closing Date or, if earlier, the date on which Whitney and its subsidiaries have ceased to own or to operate the Business, regardless of whether such cessation resulted from a sale of the Business or any other reason (the "Noncompete Period"), that it, he or she shall not, directly or indirectly, either for itself, himself or herself, or for any other Person participate in the Business anywhere in the United States of America. Sellers may continue to participate in the businesses currently conducted by Investors Radio Network, Inc. and Market Gear, Inc., including all activity undertaken by Market Gear, Inc. to market and sell their software products, including Opus, and such participation shall not be deemed participation in the Business. Sellers may also participate in the business of conducting "boot camp" sessions and/or advanced training sessions pursuant to contracts with Whitney or its Affiliates. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "participate" shall not include ownership of less than 2% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market. During the Noncompete Period, Sellers shall not, directly or indirectly, (i) induce or attempt to induce any employee of Whitney, the Surviving Corporation or their Affiliates to leave the employ of Whitney or the Surviving Corporation or their Affiliates or in any way interfere with the relationship between Whitney, the Surviving Corporation or their Affiliates and any employee thereof, or (ii) induce or attempt to induce any customer, vendor or supplier of Whitney, the Surviving Corporation or their Affiliates to cease doing business with Whitney, the Surviving

  Corporation or their Affiliates. Sellers agree that this covenant is reasonable with respect to its duration, geographical area and scope.

          (b)   Specific Performance. Sellers agree that Whitney and the Surviving Corporation would suffer irreparable harm from a breach by Sellers of any of the covenants or agreements contained in this Section 6.6. In the event of an alleged or threatened breach by Sellers of any of the provisions of this Section 6.6, Whitney, the Surviving Corporation or their successors or assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

          (c)   Scope, etc. If, at the time of enforcement of any of the provisions of this Section 6.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. In the event of a breach of this Section 6.6 by any Person, the Noncompete Period shall be automatically extended for such Person for the length of such breach.

        6.7    Name of the Company.    Following the Closing Date, Sellers shall cease using the names "Spread Trader", "Star Trader", "SpeakTek" and "Quantum Vision" or any derivatives thereof or any names confusingly similar therewith. In addition, as soon as practicable following the Closing, Quantum shall change its name (and relinquish any rights to such name as a "doing business as" name) with the Secretary of State of the State of Nevada.

        6.8    Cooperation and Information Sharing.

          (a)   Whitney and the Surviving Corporation, on the one hand, and the Company and Sellers, on the other hand, will cooperate with each other in defending or prosecuting any action, suit, proceeding, investigation or audit of the other relating to the Company's Tax Returns for all periods up to and including the Closing Date and any audit of Whitney, the Surviving Corporation, the Company or Sellers with respect to the sales, transfer and similar transactions contemplated by this Agreement. Whitney, the Surviving Corporation, the Company and Sellers shall respond to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and make available and furnish appropriate documents and personnel in connection therewith.

          (b)   For a period of seven years after the Closing Date (or such longer period as may be required by any governmental agency or ongoing legal proceeding), none of Whitney, the Surviving Corporation the Company or Sellers shall dispose of or destroy any of the business records and files of the Business, without first giving the other thirty days' written notice, who then shall have the right, at its option and expense, to take possession of the records and files. Each party shall allow the other and its representatives access to all business records and files of the Business, during regular business hours and upon reasonable notice at such other party's principal place of business or at any location where such records are stored, and the parties shall have the right, each at its own expense, to make copies of any such records and files.

        6.9    Employees.    The Company shall be solely responsible for the payment of all accrued and unpaid benefits for any employee of the Company that is terminated on or before the Closing, including, without limitation, accrued vacation, sick time, personal time and health benefits (including COBRA).

        6.10    Post-Closing Conduct of the Business.    Following the Closing, Whitney and the Surviving Corporation shall use their best commercially reasonable efforts to conduct the Business so that it will generate sufficient Gross Revenue to cause the Contingent Payments to become payable to Sellers; provided, however, that Whitney and the Surviving Corporation shall retain the sole right to operate the Business in the best interest of Whitney and the Surviving Corporation including, without limitation, the right to discontinue or scale back the Business. In the event that prior to the third anniversary of the Closing Date Whitney and the Surviving Corporation abandon the Business, the Surviving Corporation dissolves and liquidates its assets or the Surviving Corporation files for bankruptcy protection, Whitney and the Surviving Corporation will use their best efforts to sell for $100 all assets of the Business to Sellers if Sellers so request in writing. In connection therewith, Whitney and the Surviving Corporation agree to execute all documents reasonably necessary to affect the return of the Business and the assets associated therewith to Sellers. In addition, in such event the non-compete provisions of this Agreement (set forth in Section 6.6) shall terminate and be of no further force or effect.

Article VII Closing Conditions

        7.1    Obligation of Whitney and Merger Sub to Close.    The obligation of Whitney and Merger Sub to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Whitney.

          (a)   Representations and Covenants. The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company and Sellers on or prior to the Closing Date.

          (b)   No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

          (c)   Approvals. All board of directors, shareholder, material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to Whitney.

          (d)   Financing. Whitney shall have obtained all necessary third party financing on terms and conditions satisfactory to it in its sole discretion require in order to consummate the transactions contemplated hereby and to meet the ongoing working capital requirements of the Business.

          (e)   Due Diligence. Whitney shall be satisfied with the results of its legal, accounting, business, and environmental due diligence investigations in its sole discretion including, without limitation, the results of its audit of the Historical Financials.

          (f)    Liens. All Encumbrances on the Company's assets shall have been released.

          (g)   Related Party Payments. Whitney shall have received evidence satisfactory to it of the receipt by the Company of all monies owed to the Company by any Seller.

          (h)   Material Adverse Change. No Material Adverse Change since August 31, 2003 shall have occurred.

          (i)    Stock Certificates. Whitney shall have received the stock certificates representing the Company Common Stock duly endorsed for transfer an accompanied by any applicable documentary stamp tax.

          (j)    Employment Agreements. Merger Sub shall have entered into an Employment Agreement with each of Rance Masheck and Tim Lin in the form of Exhibit B hereto.

          (k)   QV Assets. Quantum shall have executed and delivered a Bill of Sale in the form of Exhibit A ("Bill of Sale"), conveying title to the assets described on Exhibit A (the "QV Assets") to Whitney in exchange for Whitney's payment of $100,000 in cash to Quantum by wire transfer of immediately available funds.

          (l)    Confidentiality, Non-Compete and Non-Solicitation Agreements. Whitney Education Group, Inc. shall have entered into a Confidentiality, Non-Compete and Non-Solicitation Agreement with each of Rance Masheck and Tim Lin in the form of Exhibit C hereto.

          (m)  Deliveries. Sellers shall have delivered such documents as Whitney or its counsel may reasonably request to evidence the transactions contemplated hereby.

        7.2    Obligation of Sellers to Close.    The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:

          (a)   Representations and Covenants. The representations and warranties of Whitney and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Whitney and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Whitney on or prior to the Closing Date.

          (b)   No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

          (c)   Approvals. All board of directors, shareholder, material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement.

          (d)   Purchase Price. Sellers shall have received the Purchase Price as set forth in Section 3.1(a).

          (e)   QV Assets. Whitney shall have delivered to Quantum $100,000 in cash by wire transfer of immediately available funds in exchange for the QV Assets pursuant to the Bill of Sale.

          (f)    Deliveries. Whitney and Merger Sub shall have delivered the such documents as the Company or its counsel may reasonably request to evidence the transactions contemplated hereby.

Article VIII Indemnification

        8.1    Indemnification.

          (a)   By Sellers. Sellers, jointly and severally, shall indemnify and hold harmless Whitney and Merger Sub, and their respective officers, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from: (i) any breach of any of the representations or warranties made by Sellers or the Company in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); and (ii) any breach of the covenants and agreements made by Sellers or the Company in this Agreement or any exhibit hereto delivered by Sellers in connection with the Closing.

          (b)   By Whitney. Whitney and Merger Sub, jointly and severally, shall indemnify and hold harmless Sellers at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Whitney and Merger Sub in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); and (ii) any breach of the covenants and agreements made by Whitney or Merger Sub in this Agreement or any exhibit hereto delivered by Whitney or Merger Sub in connection with the Closing.

        8.2    Limitations of Indemnity.    Notwithstanding the foregoing, (i) no amounts shall be payable by Sellers under Section 8.1(a)(i) of this Agreement unless and until the aggregate amount otherwise payable by Sellers in the absence of this clause exceeds $25,000 (the "Basket"), in which event all such amounts in excess of such $25,000 shall be due, and (ii) no claim for indemnification under Section 8.1(a)(i) shall first be asserted the later of 24 months after the Closing Date; provided, however, that a claim for indemnification under Sections 4.1, 4.2, 4.8, 4.10, 4.11, 4.18 and 4.20 may be asserted at any time prior to the expiration of the statute of limitations applicable thereto, including any extension thereof agreed to by Whitney and the Representative. In no event shall Sellers be required to pay in excess of the sum of (a) the value of all of Buyer's Common Stock received or receivable by Sellers under this Agreement, based on the last sale price of Whitney Common Stock on the last day preceding the date on which payment is to be made, less any of such Whitney Common Stock that has been sold by Sellers ("Sold Stock"), (b) the amount of all cash proceeds received by Sellers from the sale of the Sold Stock and (c) $500,000 (the "Cap"). Any indemnification obligations of Sellers that arise hereunder shall be satisfied first and to the fullest extent possible by the transfer from Sellers to Whitney of shares of Whitney Common Stock held by Sellers or receivable hereunder by Sellers (and first to the Hold Back Amount, if applicable), valuing such shares for the purposes of satisfying the indemnification obligations based on the last sale price of Whitney Common Stock on the last day preceding the date on which the transfer is to be made, and only thereafter in cash. Neither the Basket nor the Cap shall apply to a claim for willful misconduct, fraud, or any breach of Sections 4.1, 4.2, 4.8 or 4.11 (with Sellers remaining jointly and severally liable therefor).

        8.3    Indemnification Procedures—Third Party Claims.

          (a)   The rights and obligations of a party claiming a right of indemnification hereunder (each an "Indemnitee") from a party to this Agreement (each an "Indemnitor") in any way relating to a third party claim shall be governed by the following provisions of this Section 8.3:

            (i)    The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

            (ii)   In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article VIII and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor's subsequent right to deny indemnification and Indemnitor's right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

            (iii)  The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 8.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

          (b)   Neither party shall make or enter into any settlement of any claim, action, suit or proceeding which one party has undertaken to defend, without the other party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of such other party to contribute to any portion of the payment for any of the Losses, such other party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other party), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against such other party and, in the reasonable judgment of such other party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other party or its reputation or prospects.

          (c)   Any claim for indemnification that may be made under more than one subsection under Section 8.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

        8.4    Indemnification Procedures—Other Claims, Indemnification Generally.

          (a)   A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

          (b)   If any a party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article VIII, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand by the Indemnified Party. The indemnifying party shall not be obligated to pay any amount under this Article VIII until such final determination.

        8.5    Exclusive Remedy.    The provisions for indemnification set forth in this Article VIII are the exclusive remedies of Sellers, Whitney, Merger Sub and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

        8.6    Offset.    Any amount owing under any provision of this Agreement may be offset by Whitney against any amount owing under any other provision of this Agreement; provided, however, that in the event any payment is owing by Sellers during the first six months following the Closing Date, such amount shall be first deducted from the Hold Back Amount.

Article IX Miscellaneous

        9.1    Termination.    Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date (a) by mutual written consent of Whitney and Representative; (b) by either Whitney or Representative if for any reason the Closing shall not have occurred on or before October 31, 2003 (or such other date as may be mutually agreed by the parties), (c) by either Whitney or Representative in the event that a condition to the terminating party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction, or (d) by Whitney within 20 business days of the date of this Agreement in the event Whitney is not satisfied with the results of its legal, accounting, business and environmental due diligence investigations in its sole discretion including, without limitation, the results of its audit of the Historical Financials; provided, however, that no party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such party's willful breach of this Agreement.

        9.2    Publicity.    No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made by the Company or any Seller without the prior written consent of Whitney or by Whitney without the written consent of Sellers, except, in each case, as required by law.

        9.3    Entire Agreement.    This Agreement and the schedules and exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supercedes all other agreements between the parties including without limitation the nonbinding letter of intent dated August 25, 2003. The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

        9.4    Notices.    Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Whitney or Merger Sub:
Whitney Education Group, Inc. 4818 Colorado Parkway Cape Coral, Florida 33904
Attention:	Thomas J. McElroy
Telecopy No.:	(239) 945-5730
with a copy to:
Brownstein Hyatt & Farber, P.C. 410 Seventeenth Street, 22nd Floor Denver, Colorado 80202
Attention:	Steven S. Siegel Adam J. Agron
Telecopy No.:	(303) 223-1111
If to the Company:
SpeakTek, Inc. 1181 S. Rogers Circle, Suite #4 Boca Raton, Florida 44387
Attention:	Rance Masheck
Telecopy No.:	(561) 997-1678
with a copy to:
Sheppard Mullin Richter & Hampton, LLP 4 Embarcadero Center, 17th Floor San Francisco, California 94111
Attention:	Steven H. Winick
Telecopy No.:	(415) 434-3947

If to Sellers:
Rance Masheck, Representative 2352 Northwest 49th Lane Boca Raton, Florida 33431
Telecopy No.:	(561) 997-1678
with a copy to:
Sheppard Mullin Richter & Hampton, LLP 4 Embarcadero Center, 17th Floor San Francisco, California 94111 Attention: Steven H. Winick Telecopy No.: (415) 434-3947

or at such other address as any party may specify by notice given to the other party in accordance with this Section 9.4. The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

        9.5    Waivers and Amendments.    This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

        9.6    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        9.7    Choice of Law.    This Agreement shall be governed by, and construed in accordance with the internal Laws of the State of Florida, without reference to the choice of law or conflicts of law principles thereof. The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Lee, Broward or Palm Beach Counties, Florida (as determined by the party bringing such action in its sole discretion) and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9.4. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        9.8    Assignment.    This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party; provided that Whitney and Merger Sub may assign their rights (i) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof), (ii) following the Closing in connection with a sale of all or substantially all of the Business and (iii) at any time to an Affiliate of Whitney.

        9.9    Sellers' Representative.    The Representative is hereby appointed as the representative of Sellers under this Agreement, and shall act as exclusive agent and attorney-in-fact to act on behalf of any Seller with respect to any and all matters, claims controversies, or disputes arising out of the terms of this Agreement. The Representative shall have the power to take any and all actions which the Representative believes are necessary or appropriate or in the best interests of Sellers, as fully as it each such Seller was acting on its, his or her own behalf with respect to all matters concerning the Sellers or any of them following the Closing Date, including with respect to all claims for indemnification under this Agreement, and the Representative may take any action or no action in connection therewith as the Representative may deem appropriate as effectively as any Sellers could act themselves, including the settlement or compromise of any dispute or controversy. Further, the Representative is hereby authorized to execute amendments to this Agreement, on behalf of all Sellers, including for purposes of extending the time performance or the time of expiration of any rights of Whitney and Merger Sub hereunder. The authority granted hereunder is deemed to be coupled with an interest. Whitney shall have the right to rely on any actions taken or omitted to be taken by the Representative as being the act or omission of any Seller, without the need for any inquiry, and any such actions or omissions shall be binding upon each Seller. The Representative shall incur no liability, or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

        9.10    Negotiated Agreement.    The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        9.11    Business Days.    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

        9.12    Further Assurances.    From time to time after the Closing, each party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by such party or its counsel in order to vest in Whitney all right, title and interest of Sellers in and to the Company Common Stock and otherwise in order to carry out the purpose and intent of this Agreement.

        9.13    Expenses.    Each of Whitney, Merger Sub, the Company and Sellers shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

* * * * * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WHITNEY:
WHITNEY INFORMATION NETWORK, INC.
By:	/s/ RONALD SIMON
Name: Ronald Simon Title: Chief Financial Officer
MERGER SUB:
WINQV HOLDINGS, INC.
By:	/s/ RONALD SIMON
Name: Ronald Simon Title: Chief Financial Officer
THE COMPANY:
SPEAKTEK, INC.
By:	/s/ RANCE MASHECK
Name: Rance Masheck Title: President
SELLERS:
/s/ RANCE MASHECK Rance Masheck
/s/ TIM LIN Tim Lin

Schedule A

Seller	Shares Owned
Rance Masheck	500
Tim Lin	500

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  Exhibit 10.1
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